Exhibit 3.4

OFFICERS’ CERTIFICATE
RELATING TO AMENDMENTS TO
THE CERTIFICATE OF DETERMINATION OF
THE PREFERENCES AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
ISONICS CORPORATION
(a California corporation)

The undersigned, James E. Alexander and John V. Sakys, hereby certify that

A.            They are the duly acting President and Secretary, respectively, of Isonics Corporation, a California corporation (the “Corporation”).

B.            All outstanding shares of Series A Convertible Preferred Stock of the Corporation have been acquired by the Corporation and cancelled.

C.            The number of shares of Series A Convertible Preferred Stock outstanding is zero.

D.            Pursuant to authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation and pursuant to the provisions Section 401 of the California Corporations Code, the Board of Directors adopted the following resolutions:

RESOLVED, that the number of shares constituting Series A Convertible Preferred Stock of this Corporation, as set forth in paragraph 1 (“Number and Designation”) of the Amended and Restated Certificate of Determination of Preferences and Rights of Series A Convertible Preferred Stock, is decreased to zero; and

RESOLVED FURTHER, that the Certificate of Determination establishing Series A Convertible Preferred Stock is no longer in force and is terminated.

E.            The terms of Article IV of the Corporation’s Articles of Incorporation, and the provisions of Section 1 of the resolution establishing the preferences and rights of the Corporation’s Series A Convertible Preferred Stock, as well as Section 510(f) of the California Corporations Code, authorize the Board of Directors to adopt and approve the foregoing amendments without approval of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Officers’ Certificate are true of our own knowledge.

Dated: July 10, 2006	/s/ James E. Alexander
James E. Alexander, President

/s/ John V. Sakys
John V. Sakys, Secretary